Exhibit 10.2

Employment Agreement

[DATE]

This Employment Agreement (this “Agreement”) is entered into effective as of the date set forth above (the “Effective Date”) by and between [EMPLOYER] (the “Company”), and [EXECUTIVE] (the “Executive”), collectively, the “Parties” and each a “Party.”

Background

A.       The Executive currently is employed with the Company as [TITLE]; and

B.       The Company and Executive desire to enter into this Agreement to govern the terms and conditions of the Executive’s employment with the Company from and after the date hereof.

Statement of Agreement

In consideration of the promises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as set forth below.

Section 1.             Employment and Employment Period. The Company hereby continues to employ the Executive, and the Executive hereby accepts such continuation of employment with the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of this Agreement is effective for a period commencing on the Effective Date and continuing through the close of business on [DATE] (the “Initial Period”), subject to earlier termination as provided in Section 8. The Initial Period will automatically be extended for one-year periods (each a “Renewal Period") unless either party shall have given the other party written notice of termination not less than 180 days prior to the end of the Initial Period or any Renewal Period, as the case may be. Except in the case of Retirement, if this Agreement is terminated pursuant to this Section 1, the Executive’s employment shall continue on an “at will” basis unless and until otherwise terminated. From and after the delivery of a written notice of Retirement until the Employment Termination Date, this Agreement shall remain in full force and effect, including, without limitation, the termination provisions of Section 8. As used in this Agreement, the term “Employment Period” means the Initial Period and each Renewal Period (if any), and any period during which the Executive’s employment with the Company continues on an “at will” basis.

Section 2.             Capacities and Duties. During the Employment Period, the Executive shall serve as the [TITLE] of the Company, except as otherwise mutually agreed by the Company and the Executive. The Executive shall have the duties and responsibilities incumbent with the offices and positions with the Company held by the Executive, including such specific duties and responsibilities consistent with such offices and positions as the Company and Allied may assign from time to time. The Executive shall report to and be accountable to [SUPERVISOR].

Section 3.            Performance Covenants. The Executive accepts the employment described in Section 2 and agrees to devote the Executive’s full professional working time and efforts to the business and affairs of the Company and Allied and the performance of the aforesaid duties and responsibilities.

Section 4.            Compensation. For the Executive’s services to the Company under this Agreement, the Company shall pay to the Executive the compensation hereinafter provided in this Section 4 at the times and in the manners provided below.

(a)           Base Salary. The Executive shall initially be paid a base salary at a minimum annual rate of $[AMOUNT]. The Executive shall be entitled from time to time to such increases in base salary, as the Company may determine in its discretion. The Executive’s performance and base salary shall be reviewed starting in calendar year [YEAR] at least annually by the Company as part of the Allied’s normal executive compensation process and increases in base salary shall be made effective no later than March 1 of each year. The base salary shall be paid in periodic installments in accordance with the normal payroll practices of the Company.

(b)          Bonus Compensation. The Executive will participate in the Company’s and Allied’s annual bonus program (the “Bonus Plan”), under which the Executive will be eligible to receive additional cash compensation commensurate with his position based on annual performance criteria which will be established by the Compensation Committee of Allied at the beginning of each year. The performance criteria will take into account the overall financial performance of the Company.

(c)           Equity Awards. The Executive will participate in the Company’s Performance Share Plan (“PSP”) and any other equity incentive plans as may, from time to time, be provided to the Company’s senior executive officers (the PSP and such other equity-based plans, the “Equity Incentive Plans”). Annually, the Compensation Committee will consider equity grants to the Executive under the Equity Incentive Plans. In making its determination the Compensation Committee shall consider, among other things, the Executive’s responsibilities and efforts and performance under this Agreement in relation to the Company’s business plan and forecast, the development of the Company’s products and the performance of the Company’s products in the marketplace, the impact of the Company’s products and product development on future prospects of the Company, increases in earnings, EBITDA and revenue, and any other factor that the Compensation Committee deems relevant.

Section 5.             Benefit Plans.

(a)           Regular Benefits. The Executive is eligible to participate in all medical, prescription, dental, vision, accidental death and disability insurance, retirement, savings, incentive, and other benefit and perquisite plans and programs as may, from time to time, be provided to the Company’s senior executive officers (collectively, the “Benefit Plans”).

(b)           Additional Benefits. The Company shall provide the following additional benefits to the Executive:

 (i)           Automobile. A monthly automobile allowance.

 (ii)          Paid Time Off. Annual paid time off consistent with policies applicable at the Executive’s primary work location.

Section 6.            Payment or Reimbursement of Expenses. The Company shall pay or reimburse the Executive for normal and reasonable expenses paid or incurred by the Executive on behalf of the Company in connection with and reasonably necessary for the rendering of Executive’s services to the Company hereunder, including expenses for travel, convention and seminar attendance, business entertainment and similar items. All reimbursements made pursuant to this Section 6 shall be made as promptly as practicable after the Executive has submitted to the Company vouchers or reports for such expenditures in such reasonable detail as the Company requires pursuant to its policies in effect from time to time.

Section 7.             Protective Provisions. The below provisions apply for the protection of the Company.

(a)          Nondisclosure of Confidential Information. As used herein, the term “Confidential Information” means all information (i) relating to the Company or Allied of a confidential or non-public nature, including without limitation all data, technology, inventions, discoveries, processes, techniques, trade secrets, formulae, results of investigations and experiments, marketing, production, pricing, buying and sales information, and vendor lists, or (ii) of a third party which is of a confidential or non-public nature to the extent the Company remains subject to confidentiality or use restrictions in favor of such third party with respect to such information. Confidential Information shall not include (A) the Executive’s own personal personnel records or (B) any information that (1) became or becomes a matter of public knowledge through authorized sources independent of the Executive or otherwise is or becomes within the public domain other than through a breach of this Agreement, (2) has been or is disclosed by the Company or Allied without restriction on its use, (3) has been or is required to be disclosed by law or governmental order or regulation or (4) is germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only if its disclosure is a necessary part of any arbitration proceedings described in this Agreement.

The Executive shall not, either during or after employment with the Company, except in connection with employment or the performance of his duties for the Company, (i) disclose any Confidential Information to any Person unless required to do so by applicable law or any governmental authority, and then, only to the extent permitted by law and only after notifying the Company in writing as promptly as practicable prior to any such disclosure or (ii) use any Confidential Information. Upon request of the Company, upon termination of employment with the Company or thereafter, the Executive shall promptly return to the Company all records relating to Confidential Information in whatever form they exist, and by whomever prepared, which are then in the Executive’s custody, possession and/or control.

(b)          Company Developments. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to any and all technology, information, processes, and materials made, conceived, written, or otherwise created solely or jointly by the Executive, whether or not such inventions are patentable, subject to copyright protection or susceptible to any other form of protection, which (i) were made during employment with the Company; or (ii) relate to the actual or demonstrably anticipated business or research or development of the Company; or (iii) were made with the Company’s equipment, supplies, facilities or trade secrets; or (iv) are suggested by or result from any task assigned to the Executive or work performed by the Executive for or on behalf of the Company (“Company Developments”). The Executive agrees that such Company Developments are the sole and exclusive property of the Company. To the extent not already owned by the Company or assigned to the Company pursuant to this Agreement and applicable law, the Executive agrees to disclose, deliver and assign in the future (when any such Company Developments are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of the Executive’s right, title and interest in and to any and all Company Developments and the Executive will, at the Company’s request (whether during or after employment), promptly execute a written assignment to the Company of any such Company Development and provide all assistance that that Company reasonably requests to secure or enforce on a worldwide basis any patents, copyrights and other rights and protections relating to the Company Developments. If the Executive fails or refuses to sign documents necessary to secure or enforce the Company’s rights, or if the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to sign such documents and do all other lawfully permitted acts in connection with the foregoing.

(c)          Return of Company Property. The Executive will, upon the termination of employment hereunder, promptly surrender and deliver to the Company all property of the Company, including any and all manuals, blueprints, operating plans, books, records, papers and similar items (including all hard and electronic copies thereof in the Executive’s possession) that contain information regarding the business of the Company.

(d)          Covenant Not to Compete. The Executive shall not, except as the Executive engages in such activities on behalf of the Company, either during employment with the Company or at any time within a period of 24 months following the termination of employment with the Company (such period of employment and post-employment period of 24 months together, the “Restricted Period”) without the prior written consent of the Company, either individually or in conjunction with any other Person, in any capacity, directly or indirectly: (i) within the Restricted Area, carry on, be engaged in, invest in, or be employed by, consult with or advise (in each case with or without compensation) any Person engaged in, the Business; (ii) induce or solicit or attempt to induce or solicit any party to any contract with the Company to breach, terminate or cease to perform under such contract; or (iii) solicit, divert or pursue or attempt to solicit, divert or pursue any existing business of the Company or any prospective business or opportunity which is then being actively considered, planned, developed, contemplated or pursued by the Company. Notwithstanding the foregoing provisions of this Section 7(d) to the contrary, the Executive’s ownership of equity securities of a Person shall not constitute a breach of Section 7(d) if (A) such securities are traded on a national securities exchange, (B) such ownership is passive and (C) the total amount of such securities beneficially owned by the Executive does not exceed 1% of the total amount of such securities outstanding.

For purposes of this Agreement, “Business” means developing, manufacturing and selling brushless motors, DC motors, vehicle steering and traction motors, servo motor drives, encoders and small frame blower and fans, power quality devices and any other business that the Company or Allied is engaged in when the Executive’s employment with the Company ends or that the Company is actively considering, planning, developing or pursuing at the time the Executive’s employment ends. For purposes of this Agreement, “Restricted Area” means geographic locations in which the Company or Allied conducted the Business or is contemplating conducting the Business during the Employment Period.

(e)           Notice of Subsequent Employment. The Executive agrees to immediately notify the Company of any subsequent employment during the Restricted Period.

(f)           Remedies. The Executive agrees that (i) if the Executive breaches any of his obligations set forth in this Section 7, then the Restricted Period will be extended for the length of time that the Executive was in breach of such obligations, (ii) the Executive’s breach of any of his obligations in this Section 7 would result in irreparable injury and damage to the Company, for which it would not have an adequate remedy at law, (iii) in the event of such a breach or any threat of such a breach by the Executive, the Company will be entitled to seek an immediate injunction and restraining order to prevent that breach and/or threatened breach and/or continued breach by the Executive without the posting of any bond, and (iv) the Executive will not defend any action seeking injunctive or other equitable relief referred to in this Section 7(f) on the basis that the Company has an adequate remedy at law in money damages or otherwise. The terms of this Section will not prevent the Company from pursuing any other available remedies for any breach or threatened breach by the Executive of Section 7, including, but not limited to, the recovery of monetary damages from the Executive or specific performance. This Agreement is intended to limit disclosure of Confidential Information and competition by the Executive to the maximum extent permitted by law. The restrictions placed upon the Executive under this Agreement are supplemental to any statutory or common law obligations that may exist or arise out of the relationship between the Parties or this Agreement. Notwithstanding the provisions of Section 10, the Executive agrees that the Company may enforce, and/or seek to enforce, the provisions of this Section 7 in any court of competent jurisdiction.

(g)          Acknowledgments and Agreements by the Executive. The Executive has carefully considered the nature and extent of the restrictions upon the Executive and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees the same are reasonable with respect to time and territory, are designed to preclude competition which would be unfair to the Company, are fully required to protect the legitimate business interests of the Company, are necessary to avoid irreparable harm to the Company, and do not confer benefits upon the Company disproportionate to the detriment to the Executive.

Section 8.             Termination. The Executive’s employment with the Company and this Agreement may be terminated at any time on any of the following grounds:

(a)          By the Company for Cause. The Company may terminate the Executive’s employment and this Agreement for Cause. Such termination shall be effective immediately upon receipt of such notice. “Cause” shall mean (1) the willful and continued failure by the Executive to substantially perform his duties under this Agreement, (2) the Executive’s failure to comply with any legal directive of the Chief Executive Officer of Allied, (3) Executive’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting any felony or involving moral turpitude, (4) the willful engaging by the Executive in gross misconduct relating to the Executive’s employment that is materially injurious to the Company or its affiliates, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity), (5) the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, (6) the Executive’s willful unauthorized disclosure of Confidential Information or (7) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(b)          Upon Death of the Executive. The Executive’s employment and this Agreement shall terminate effective upon the Executive’s date of death.

(c)           Upon the occurrence of any Disability of the Executive. The Executive’s employment and this Agreement shall terminate effective upon the Executive’s date of Disability.

(d)          Mutual Agreement. The Executive’s employment and this Agreement shall terminate on a date mutually agreed to in writing by the Company and the Executive.

(e)           By the Executive for Good Reason. The Executive may terminate his employment following the initial existence of one or more of the circumstances described below. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s express written consent, the occurrence of any of the following circumstances:

(i)          any change to the Executive’s title or corporation office, to the extent such change results in a material diminution of the Executive’s authority, duties or responsibilities; the assignment to the Executive of any duties inconsistent with the Executive’s status as Chief Financial Officer of the Company; or a substantial adverse alteration in the nature or status of the Executive’s responsibilities (including reporting responsibilities);

(ii)         after a Change in Control, the change of the principal business of the Company (for purposes of this Agreement, as it is composed immediately prior to the a Change in Control of the Company) as evidenced by, but not limited to, any sale of assets of the Company producing more than 50% of the Company’s revenue, or comprising more than 50% of the Company’s total assets, in any of the three most recent fiscal years prior to such sale, to the extent such change results in a material negative change to the Executive’s duties, the conditions under which such duties are to be performed, or to the Executive’ compensation;

(iii)        a reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iv)        the relocation of the Executive’s principal office to a location more than 50 miles from the location where such office is located except for required travel on Company business to an extent substantially consistent with the Executive’s present business travel obligations;

(v)          the failure, without the Executive’s consent, to pay to the Executive any portion of their current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program applicable to the Executive, within seven (7) days of the date such compensation is due, to the extent such failure constitutes a material breach of this agreement or results in a material negative change to the Executive’s compensation;

(vi)         the failure by the Company, after a Change in Control, to continue in effect, except upon expiration in accordance with their terms, any compensation plan in which the Executive participates immediately prior to any Change in Control of the Company which is material to the Executive’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control of the Company, to the extent such failure constitutes a material breach of this agreement or results in a material negative change to the Executive’s compensation;

(vii)        the failure by the Company, after a Change in Control, to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control of the Company, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company, to the extent such failure constitutes a material breach of this agreement or results in a material negative change to the Executive’s compensation;

(viii)      the events described as a breach in Section 13 (a) or (b) hereof; or

(ix)         any purported Termination of the Executive’s employment which is not effected pursuant to the written notice requirements specified in this Agreement; for purposes of this Agreement, no such purported Termination shall be effective.

The Executive’s right to Terminate their employment pursuant to this Subsection (iii) shall not be affected by the Executive’s incapacity due to physical or mental illness. Other than as provided in this Section 8, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

The Executive shall notify the Company in writing within 10 days of the occurrence of the event which the Executive believes constitutes Good Reason, such written notice to specify in reasonable detail the nature of the alleged breach, change or diminution (“Good Reason Notice”). Following the Company’s receipt of such written notice, the Company shall have a period of 30 days in which to cure such alleged breach, change or diminution before the Executive shall be entitled to elect to terminate this Agreement and his employment with the Company under this Section 8(e). If the Company shall fail to cure such alleged breach, change or diminution within such 30 days period, the Executive shall have a period of 60 days from and after the end of such cure period in which to elect to terminate this Agreement and his employment with the Company under this Section 8(e). Any such election must be made in writing delivered to the Board and shall be irrevocable. Failure to provide such election within such 60-day period shall be deemed to be an irrevocable waiver by the Executive of the termination rights set forth in this Section 8(e) with respect to the facts and circumstances set forth in the underlying Good Reason Notice. The date of termination of this Agreement and the Executive’s employment with the Company shall be effective immediately upon delivery of such irrevocable election.

(f)           By the Executive for No Reason or Other Reason. The Executive may terminate his employment and the Agreement effective 30 days after written notice for either no reason or for any reason other than a reason specified above in this Section 8; provided, that upon receipt of such written notice the Company may elect, in its sole and absolute discretion, to accelerate the date of termination of employment to any date prior to such 30th day and such earlier date shall be the Employment Termination Date for all purposes under this Agreement.

(g)          By the Company for No Reason or Other Reason. The Company may terminate the Executive’s employment and this Agreement effective immediately upon written notice for either no reason or for any reason other than a reason specified above in this Section 8; provided, that an election by the Company to not renew this Agreement under Section 1 above shall not be deemed to be a termination under this Section 8(g).

(h)          By the Executive upon Retirement. The Executive may terminate this Agreement and the Executive’s employment with the Company upon delivery of a written notice of Retirement and the Retirement date (including to the extent accelerated by the Company under Section 1) shall be deemed to be an Employment Termination Date.

Section 9.             Payments and Benefits and Other Termination/Severance Matters.

(a)          Termination/Severance Payments. The Company shall pay to the Executive the amounts provided below upon termination of the Executive’s employment with the Company, following which no further payments shall be due to the Executive. The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement solely on account of any remuneration from any subsequent employment that the Executive may obtain.

(i)          In all events, the Company shall (A) pay to the Executive the Executive’s unpaid base salary in cash through the Employment Termination Date at the Executive’s then effective base salary rate, (B) pay any cash bonus earned in the year prior to the year during which the date of termination occurs that had not been fully paid to the Executive, (C) continue fringe benefits through the end of the month in which termination occurs, and (D) reimburse the Executive for all expenses paid or incurred by the Executive for which the Executive is entitled to reimbursement by the Company pursuant to Section 6 that remain outstanding as of the Employment Termination Date.

(ii)         If the Executive’s employment with the Company has terminated pursuant to Section 8(b) or Section 8(c), then (A) the Company shall pay to the Executive (or his Beneficiary) a pro rata portion (based on the number of days employed during the Performance Period during which employment is terminated divided by the number of total days in the Performance Period) of the target bonus the Executive would have been eligible to receive, if any, under the Bonus Plan for the Performance Period in which termination occurs had termination not occurred at all; (B) if such termination is under Section 8(b), the Company shall pay the Executive’s Beneficiary the Executive’s base salary through the end of the third month after his death, and (C) if such termination is under Section 8(c), the Executive shall be entitled to the benefits under any disability insurance policies maintained by the Company for the benefit of the Executive.

(iii)        If the Executive’s employment with the Company has terminated pursuant to Section 8(e) or Section 8(g), then, except in circumstances described in section 9(a)(iv), below: (A) the Company shall pay to the Executive an amount equal to 100% of the base salary at the Executive’s then current base salary rate in a lump sum on the date specified in Section 9(a)(vi); and (B) the Executive may elect to continue medical, hospitalization and dental coverage under the Company’s group medical, hospitalization and dental benefit plans on a self-pay basis in accordance with COBRA, subject to the terms and conditions stated in this Section 9(a)(iii). If the Executive timely elects COBRA coverage, until the earliest to occur of (x) 12 months from the Employment Termination Date or (y) the Executive ceasing to be eligible for COBRA coverage or (z) the Executive commences employment with an employer that maintains a comprehensive medical plan for which the Executive is eligible, the Executive shall continue to receive the medical, hospitalization and dental coverage in effect on the date of the Executive’s termination (or the coverage then provided to similarly situated active senior level officers or employees) at the same premium rates as may be charged from time to time for senior level employees generally, as if the Executive had continued in employment during such period; provided, that in order to receive such continued coverage, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage. The Company shall reimburse to the Executive monthly the premium amount paid by the Executive, less the premium rate charged to active senior level employees for such coverage (the “Health Payment”), no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by the Executive. The COBRA health continuation period under section 4980B of the Code shall run concurrently with the period of continued health coverage following the termination date. The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). The Health Payment shall be reimbursed to the Executive in the manner described in the last paragraph of Section 9(c), so as to comply with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). All other provisions of the Executive’s COBRA coverage (including, without limitation, any applicable co-payments, deductibles and other out-of-pocket expenses) will be in accordance with the applicable plan in effect for similarly situated active senior level employees of the Company.

(iv)        If the Executive’s employment hereunder has terminated pursuant to Section 8(e) or Section 8(g) or because the Company gives notice of non-renewal of the Agreement in accordance with Section 1, in each case within twenty-four (24) months following a Change in Control, then (A) the Company shall pay to the Executive an amount equal to the sum of (x) 100 percent the Executive’s then current base salary, plus (y) the Executive’s Target Bonus for the year in which the Employment Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurred); (B) the Company shall pay to the Executive an additional amount equal the Executive’s Target Bonus for the year in which the Employment Termination Date occurs; (C) the Company shall pay to the Executive, on or about the first day of each of the first 24 months that begin after the Employment Termination Date, an amount equal to 25 per cent of the Executive’s monthly base salary as of the Employment Termination Date and (D) all legal fees incurred by the Executive as a result of the termination of employment. The payments described in clauses (A) and (B) shall be paid in a lump sum on the date specified in Section 9(a)(vi). For the avoidance of doubt, the Executive may be entitled to payments under Section 9(a)(iii) or this Section 9(a)(iv), but not under both.

(v)         If the Executive’s employment with the Company has terminated pursuant to Section 8(h) or the Company gives notice of non-renewal of this Agreement under Section 1 at a time when the Executive is able to give a Notice of Retirement, then the Company shall pay to the Executive (or his Beneficiary) a pro rata portion (based on the number of days employed during the Performance Period during which employment is terminated divided by the total number of days in the Performance Period) of the target bonus the Executive would have been eligible to receive, if any, under the Bonus Plan for the Performance Period in which termination occurs had termination not occurred at all.

(vi)        In the event the Company gives notice of non-renewal of this Agreement under Section 1, the Company shall pay the Executive his base salary in effect at the time such notice is given in accordance with normal payroll practices for any period while the Executive is employed by the Company and if the Executive ceases to be employed by the Company, until the earlier of (i) one year after the Company gives notice of termination of the Agreement or (ii) the date on which the Executive commences employment with another organization.

(vii)       The Executive’s right to receive any of the termination/severance payments or benefits provided for in Section 9(a)(iii), 9(a)(iv), 9(a)(v), or 9(a)(vi) or Section 9(b)(i) or (ii) (except in the case of termination pursuant to Section 8(b)) is expressly conditioned upon (A) the Executive’s executing and delivering to the Company a waiver and release, pursuant to which the Executive will waive and release the Company, Allied, and its and their officers, directors, employees, and agents from any and all claims and causes of action, which shall be in such form as is reasonably acceptable to the Company (the "Waiver and Release"), within 21 days after the later of the Employment Termination Date or the date on which the Waiver and Release is provided to the Executive, or with such other period as required by applicable law, and (B) the Waiver and Release not being revoked by the Executive during the period that such Waiver and Release is revocable pursuant to its terms and under applicable law. The Company will provide the Waiver and Release to the Executive no later than 10 days after the Employment Termination Date. Unless delayed in accordance with Section 9(c), the payments described in Sections 9(a)(iii)(A), 9(a)(iv)(A) and (B), 9(a)(v), 9(a)(vi), 9(b)(i) and 9(b)(ii) shall be paid to the Executive on or about the date that is sixty (60) days after the earliest date on which the Executive can no longer revoke the Waiver and Release; provided, that if such 60-day period begins in one calendar year and ends in another calendar year, payment shall always be made (or commence) in the second calendar year.

(b)          Bonus Plan, Benefit Plans and Equity Incentive Plans. All rights and benefits which the Executive or Executive’s estate or other beneficiaries may have under the Bonus Plan, Benefit Plans and/or Equity Incentive Plans of the Company in which the Executive shall be participating at the Employment Termination Date shall be determined in accordance with such plans as in effect on the Employment Termination Date and any agreements entered into by the Company and the Executive in connection therewith or with awards thereunder, as amended by this Agreement. The Bonus Plan, Benefit Plans and Equity Incentive Plans and any grant or award agreements are superseded and amended by this Agreement to the extent of any conflict between this Agreement and the foregoing, and to the extent any Executive severance plan, Bonus Plan, Benefits Plan or Equity Incentive Plans impose higher obligations on the Executive than are set forth in this Agreement, the terms of this Agreement shall control.

(i)          In the event this Agreement and the Executive’s employment with the Company is terminated pursuant to Section 8(b), 8(c), 8(e) or 8(g), (A) all of the Executive’s outstanding grants and awards under the Equity Incentive Plans that are Time Based Awards or Performance-Based Awards that have been earned but are still subject to time-based vesting and that have not previously vested shall accelerate and become fully vested upon the Employment Termination Date, and (B) the Executive shall also be entitled to receive a pro rata portion of the cash or securities that would otherwise have been earned under any outstanding equity grants and awards that are Performance Based Awards (if any) had the Executive remained employed, such pro rata portion to be determined by multiplying (i) the amount of such award or grant that would have been earned (if any) had the Executive remained employed by the Company through the last vesting date under such award or grant by (ii) a fraction, the denominator of which is the aggregate number of days since the beginning of the Performance Period during which employment is terminated through the last day of the Performance Period applicable to such award or grant and the numerator of which shall be the number of days the Executive is employed during the Performance Period during which employment is terminated; provided, that the transfer of stock or cash, if any, will not occur until and after the applicable performance criteria is achieved and certified in accordance with the terms applicable to such grant or award. This provision shall control over any conflicting provisions under the Equity Incentive Plans or grant or award agreements pursuant to which such grants or awards were made

(ii)         In the event this Agreement and the Executive’s employment with the Company is terminated pursuant to Section 8(h) or the Company gives notice of non-renewal of the Agreement under Section 1 at a time when the Executive is able to give a Notice of Retirement, (A) all of the Executive’s outstanding grants and awards under the Equity Incentive Plans that are Time Based Awards (including Performance Based Awards that have been earned but still remain subject to the time based vesting) shall accelerate and become fully vested, subject to the provisions of Section 9(a)(v), and (B) all of the Executive’s outstanding grants and awards under the Equity Incentive Plans that are Performance Based Awards that have not been earned at the time of the Employment Termination Date shall be forfeited.

(iii)        In the event the Executive is entitled to payments or benefits under Section 9(a)(iii), (iv) or (vi) or Sections 9(b)(i) or (ii) (except in the case of termination pursuant to Section 8(b)), the Company’s obligations to make such payments or to provide such benefits are expressly conditioned upon the Executive’s compliance with his obligations under Section 7(d); provided, that the Company shall not withhold or terminate any such payments or benefits unless and until the Company provides the Executive with a written notice of his failure to comply with Section 7(d) and the Executive fails to remedy such failure within 10 days of receipt of such written notice.

(c)          Section 409A Compliance. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Benefits”) that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) and without regard to any alternate definition thereunder). It is intended that each installment of the Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that all or any part of the Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of his service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A:

(i)          the payment of the Benefits (or that portion of the Benefits that are determined to constitute "deferred compensation") shall be delayed until the earlier to occur of: (A) the date that is six months and one day after the Executive’s separation from service, or (B) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”),

(ii)         the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Benefits had not been so delayed pursuant to this Section 9(c), and

(iii)        the Company shall commence paying the balance of the Benefits in accordance with the applicable payment schedules set forth in this Agreement.

While it is intended that all payments and benefits provided under this Agreement or otherwise to Executive will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that any such payments or benefits are exempt from or compliant with Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for all taxes on any payments and benefits provided to Executive as a result of this Agreement.

The Health Payment (as defined in Section 9(a)(iii)) shall be paid no later than the last day of the year following the year in which the applicable expense was incurred, and shall be determined and paid such that the expenses eligible for reimbursement in one year will not affect the expenses eligible for reimbursement in another year. The right to reimbursement under Section 9(a)(iii) shall not be subject to liquidation or exchange for a different benefit.

Section 10.           Arbitration.

(a)          Acknowledgement of Arbitration. Unless stated otherwise in this Agreement or any other compensatory or any employee benefit plan, fund or program maintained by the Company, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve (except as specifically provided in Section 7) and redress any dispute, claim or controversy involving the interpretation or application of this Agreement, the terms, conditions or termination of this Agreement and the terms, conditions or termination of the Executive’s employment with the Company, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal, state law or local law.

(b)          Scope of Arbitration. The Executive expressly understands and agrees that claims subject to arbitration under this Section 10 include asserted violations of the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any federal, state or local law or ordinances prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law (each as in effect on the Effective Date or as subsequently amended) relating to any matter within the purview of this Agreement.

(c)          Effect of Arbitration. The Parties intend that any arbitration award relating to any matter described in Section 10(a) will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction and that enforcement may be had according to the terms of that award.

(d)          Location and Conduct of Arbitration. Arbitration will be held in Erie County, New York, and will be conducted by a qualified arbitrator. The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator’s sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator has the authority to award damages and other relief expressly provided by law.

(e)          Time for Initiating Arbitration. Any claim or controversy relating to any matter described in Section 10(a) not sought to be submitted to arbitration, in writing, within 90 days after the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, will be deemed waived; and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy. Both Parties agree to strictly comply with the time limitation specified in this Section 10(e). For purposes of this Section 10(e), a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other Party that (i) an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this Section 10 and (ii) unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 10.

(f)           Costs of Arbitration and Attorney’s Fees. The Company will bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(d)(1), elects to award these fees to the Company. Attorney’s fees may be awarded to the prevailing Party if expressly authorized by statute, or otherwise each Party will bear its own attorney’s fees and costs for another benefit.

(g)          Arbitration Exclusive Remedy. The Parties acknowledge that, because arbitration is the exclusive remedy for resolving the issues described in Section 10(a), neither Party may resort to any federal, state or local court or administrative agency concerning those issues and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

(h)          Waiver of Jury. The Executive (personally and in behalf of all the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns) and the Company (on its own behalf and on behalf of its successors and assigns) each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

Section 11.           Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflict of law provisions.

Section 12.           Clawback. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company or Allied providing for clawback or recovery of amounts that were paid to the Executive. The Company or Allied will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 13.           Successors and Assigns. This Agreement is personal in nature and neither of the Parties hereto shall, without the consent of the other Party, assign or transfer this Agreement or any rights or obligations hereunder, except as and to the extent set forth below.

(a)          In the event there is a disposition of Allied in a transaction as described in subsections (A), (B), (C), or (D) of the definition of Change in Control, and Allied under new ownership or any successor to Allied in such transactions, and any business entity beneficially owning directly or indirectly 50% or more equity interest in Allied or any such successor, (A) does not assume and agree to perform this Agreement in the same manner and to the same extent Allied would be required to perform it if no succession had taken place, or (B) alternatively, does not offer to provide the Executive an agreement with benefits substantially similar to this Agreement, resulting in the Executive’s termination of employment, then such failure to obtain the events described in clauses (A) or (B) above of this Section 13(a), prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Allied in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive terminated their employment for Good Reason following a change in control of Allied, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. However, if the Executive enters into an employment agreement with Allied or such successor as a part of the transaction or if Allied or any such successor, (l) does assume and agree to perform this Agreement in the same manner and to the same extent Allied would be required to perform it if no succession had taken place, or (2) alternatively, does offer to provide the Executive an agreement with benefits substantially similar to this Agreement, then the obligation hereunder of Allied shall be released from all obligations under this Agreement.

(b)          In the event there is a disposition Allied in a transaction as described in subsection (E) of the definition of Change in Control and any transferee entity in such a transaction, and any business entity beneficially owning directly or indirectly 50% or more equity interest in such transferee entity (A) does not assume and agree to perform this Agreement in the same manner and to the same extent Allied would be required to perform it if no succession had taken place, or (B) alternatively, does not offer to provide the Executive an agreement with benefits substantially similar to this Agreement, resulting in the Executive’s termination of employment, then such failure to obtain the events described in clauses (A) or (B) above of this Section 13(b), prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Allied in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive terminated their Employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing the date on which any such succession becomes effective shall be deemed the date of termination. However, if the Executive enters into an employment agreement with the transferee entity as a part of the transaction or if such transferee entity (1) does assume and agree to perform this Agreement in the same manner and to the same extent Allied would be required to perform it if no succession had taken place, or (2) alternatively, does offer to provide the Executive an agreement with benefits substantially similar to this Agreement, then the obligation hereunder of Allied shall be released from all obligations under this Agreement.

(c)          If the Executive dies while any amounts are payable to the Executive under this Agreement, or if by reason of the Executive’s death payments are to be made to the Executive hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Beneficiary and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Beneficiary.

Without limiting the foregoing, (i) the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than (A) a transfer by the Executive’s designation of any Beneficiary in accordance with the provisions of this Agreement or (B) a transfer by the Executive’s will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred, and (ii) to the extent assignment of a Party’s rights or obligations under this Agreement is permitted under this Agreement or otherwise given effect by applicable law, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the Parties.

Section 14.           Notices. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be (a) in the case of notices to the Company, addressed to the Company’s Chief Executive Officer and (b) in the case of notices to the Executive, addressed to the Executive’s last mailing address contained in the Executive’s personnel file. Any notice or other communication required or desired to be given hereunder shall be deemed given when personally delivered or upon sender’s receipt of delivery confirmation by the chosen courier noted above.

Section 15.           Waiver; Remedies Cumulative; Board and Other Actions. No waiver of any right or option hereunder by any Party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any Party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. Any and all waivers hereunder shall be in writing and signed by the Party granting such Waiver. Subject to Section 10, all remedies provided by this Agreement are in addition to any and all other remedies available at law or in equity. Whenever this Agreement requires a determination or resolution of the Board or a committee thereof, such determination resolution shall be made without the participation or vote of the Executive, to the extent the Executive would otherwise have been permitted to participate or vote. The Executive may not execute any waiver, amendment or other document or instrument related to this Agreement on behalf of the Company.

Section 16.           Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. Without limiting Section 7, if and to the extent any one or more terms, provisions, covenants and agreements hereof or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such terms, provisions, covenants and agreements (or portions thereof) shall be deemed separable from the remaining terms, provisions, covenants and agreements hereof and such holding shall in no way affect the validity or enforceability of any of the other terms, provisions, covenants and agreements hereof and the Parties agree that any invalid or unenforceable provision shall be reformed and applied (i) as provided in Section 7, with respect to the matters specifically contemplated in Section 7 and (ii) with respect to other matters, (A) to the extent needed to avoid such invalidity or unenforceability and (B) in a manner that is as similar as possible to the Parties’ intent (as described in this Agreement) and that preserves the essential economic and other substance and effect of this Agreement.

Section 17.          Survival. The Parties agree that Sections 1-3 shall not survive the termination of this Agreement, and otherwise the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.

Section 18.           Definitions. As used herein, the following terms shall have the meanings set forth below.

“Agreement” has the meaning set forth in the preamble hereto.

“Allied” shall mean Allied Motion Technologies Inc., a Colorado corporation.

“Beneficiary” means any Person or Persons who are designated by the Executive on a form acceptable to the Company to receive payment of any amounts payable under this Agreement on the death of the Executive; and, unless the Executive has so designated such Person or Persons, the Executive’s designated beneficiary for any death benefits under this Agreement shall be deemed to be the Person or Persons in the first of the following classes in which there is or are any Person or Persons who survive the Executive: (a) the Executive’s spouse at the time of the Executive’s death; (b) the Executive’s lineal descendants, per stirpes; and (c) the Executive’s estate.

“Benefits” has the meaning set forth in Section 9(c).

“Benefit Plans” has the meaning set forth in Section 5(a).

“Board” means the board of directors of the Company.

“Bonus Plan” has the meaning set forth in Section 4(b).

“Business” has the meaning set forth in Section 7(d).

“Cause” has the meaning set forth in Section 8(a).

"Change in Control" shall mean, with respect to Allied, the occurrence of any of the following after the Effective Date:  a (A) if any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of Allied, or any Person or entity organized, appointed or established by Allied for or pursuant to the terms of any such plan, or (2) any Person who, on the date hereof, is a director or officer of Allied or whose shares of common stock of Allied are treated as beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by any such director or officer, is or becomes the beneficial owner, directly or indirectly, of securities of Allied representing more than 45% of the combined voting power of Allied’s then outstanding securities; or (B) upon the first purchase of outstanding shares of Allied’s outstanding common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by Allied, by an employee benefit plan established or maintained by Allied or by any of their respective affiliates); or (C) if during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Allied to effect a transaction described in clauses (A) or (D) hereof) whose election by the Board or nomination for election by Allied’s shareholders was approved by a vote of at least two-thirds (2/3) of the Allied directors then still in office who either (1) were directors of Allied at the beginning of the period or (2) whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (D) if the shareholders of Allied approve a merger or consolidation of Allied with any other corporation, other than a merger or consolidation which would result in the voting securities of Allied outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Allied or such surviving entity outstanding immediately after such merger or consolidation; or (E) the shareholders of Allied approve a plan of complete liquidation of Allied or an agreement for the sale or disposition by the Company of all or substantially all of Allied’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Allied, a change in effective control of Allied, or a change in the ownership of a substantial portion of the Allied’s assets under Section 409A.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and the regulations of the Internal Revenue Service and the Department of Labor thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company Developments” has the meaning set forth in Section 7(b).

“Compensation Committee” means the Compensation Committee of the Board.

“Confidential Information” has the meaning set forth in Section 7(a).

“Disability” means the total and permanent disability of the Executive, which shall be deemed to have occurred on the date of the certification to the Company by a physician approved by the Company and the Executive that the Executive is so mentally or physically disabled as to be incapable of engaging in, and performing the material duties of, the Executive’s employment position provided for in Section 2, with or without reasonable accommodation, for a period of 6 consecutive months.

“Effective Date” has the meaning set forth in the preamble hereto.

“Employment Period” has the meaning set forth in Section 1.

“Employment Termination Date” means the date of the termination of the Executive’s employment with the Company as provided in Section 8.

“Equity Incentive Plans” has the meaning set forth in Section 4(c).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” has the meaning set forth in the preamble hereto.

“Fiscal Year” means the period beginning on the first January 1 and ending on December 31.

“Good Reason” has the meaning set forth in Section 8(e).

“Good Reason Notice” has the meaning set forth in Section 8(e).

“Initial Period” has the meaning set forth in Section 1.

“Original Agreement” shall have the meaning set forth in the Background.

“Parties” has the meaning set forth in the preamble hereto.

“Performance Based Award” means a grant or award made to the Executive under an Equity Incentive Plan that vests based on the basis of the achievement of certain performance criteria by the Compensation Committee.

“Performance Period” means the year or other period with respect to which a calculation is made with respect to bonus compensation or a grant pursuant to an Equity Incentive Plan.

“Person” means any individual, legal entity, partnership, estate, trust, association, organization or governmental body.

“PSP” has the meaning set forth in Section 4(c).

“Renewal Period” has the meaning set forth in Section 1.

“Restricted Area” has the meaning set forth in Section 7(d).

“Restricted Period” has the meaning set forth in Section 7(d).

“Retirement” means the election of the Executive to voluntarily terminate his employment with the Company effective on the last day of the Initial Period or any Renewal Period if (i) the Executive has attained 65 years of age and (ii) has been continually employed by the Company for at least 10 years by submitting a written retirement election to the Company at least 120 days before the proposed effective date of retirement notifying the Company of the Executive’s election to retire, which such election shall be irrevocable.

“Section 409A” means Section 409A of the Code and corresponding regulations and guidance issued thereunder.

“Separation from service” has the meaning set forth in Section 9(c).

“Specified Employee Initial Payment Date” has the meaning set forth in Section 9(c).

“Time Based Award” means a grant or award under an Equity Incentive Plan that vests based on the passage of time.

Section 19.          Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to all payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Section 20.          Miscellaneous. This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof. This Agreement may not be modified, changed or amended except in a writing signed by each of the Parties. This Agreement shall supersede and replace in its entirety any prior employment agreement between the Executive and the Company or any predecessor, [including but not limited to the [NAME OF PRIOR AGREEMENT, IF APPLICABLE]]. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement effective as of the Effective Date.

Company:	Executive:

By:

Name:

Title:
Name:
Address:
Address:

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